Issuer Free Writing Prospectus dated February 27, 2025 filed pursuant to Rule 433 supplementing the Preliminary Prospectus

Supplement dated February 27, 2025 and the Prospectus dated

December 7, 2022 (Registration No. 333-268704)

Pricing Term Sheet

Terms Applicable to the Notes

Issuer:	General Motors Financial Company, Inc. (the “Issuer”)

Securities:	Floating Rate Senior Notes due 2028 (the “Floating Rate Notes”) 5.050% Senior Notes due 2028 (the “2028 Notes”) 5.625% Senior Notes due 2032 (the “2032 Notes”)

Ranking of the Notes:	Senior unsecured

Trade Date:	February 27, 2025

Settlement Date:	March 4, 2025, 2025 (T+3)*

Form of Offering:	SEC-Registered (Registration No. 333-268704)

Joint Book-Running Managers:	Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
Lloyds Securities Inc.
RBC Capital Markets, LLC
Scotia Capital (USA) Inc.
SMBC Nikko Securities America, Inc.

Co-Managers:	BNY Mellon Capital Markets, LLC
ICBC Standard Bank Plc
MUFG Securities Americas Inc.
Loop Capital Markets LLC
Mischler Financial Group, Inc.
Siebert Williams Shank & Co., LLC

Terms Applicable to

Floating Rate Senior Notes due 2028

Aggregate Principal Amount:	$300,000,000

Final Maturity Date:	April 4, 2028

Public Offering Price:	100.000% of aggregate principal amount, plus accrued and unpaid interest, if any, from March 4, 2025

Interest Rate Basis:	Compounded SOFR (as defined under “Description of the Notes—Principal, Maturity and Interest—Floating Rate Notes” in the preliminary prospectus supplement dated February 27, 2025)

Spread to Compounded SOFR:	+117 bps

Interest Payment Dates:	January 4, April 4, July 4 and October 4 of each year, commencing on July 4, 2025

Interest Reset Dates:	Each Floating Rate Interest Payment Date

Initial Interest Rate:	The initial interest rate will be Compounded SOFR determined on July 2, 2025, plus 117 bps

Interest Determination Date:	The second U.S. Government Securities Business Day preceding each Floating Rate Interest Payment Date

Interest Period:	The period from and including a Floating Rate Interest Payment Date (or, in the case of the initial Interest Period, the Settlement Date) to, but excluding, the immediately succeeding Floating Rate Interest Payment Date (such succeeding Floating Rate Interest Payment Date, the “Latter Floating Rate Interest Payment Date”); provided that the final interest period for the Floating Rate Notes will be the period from and including the Floating Rate Interest Payment Date immediately preceding the maturity date of the Floating Rate Notes to, but excluding, the maturity date

Observation Period:	The period from and including two U.S. Government Securities Business Days preceding the first date of such relevant Interest Period to but excluding two U.S. Government Securities Business Days preceding the Latter Floating Rate Interest Payment Date for such Interest Period; provided that the first Observation Period shall be the period from and including two U.S. Government Securities Business Days preceding the settlement date of the Floating Rate Notes to, but excluding, the two U.S. Government Securities Business Days preceding the first Floating Rate Interest Payment Date

Day Count Convention:	Actual / 360

Optional Redemption:	N/A

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Calculation Agent:	Computershare Trust Company, N.A.

CUSIP / ISIN:	37045X FF8 / US37045XFF87

Terms Applicable to

5.050% Senior Notes due 2028

Aggregate Principal Amount:	$1,200,000,000

Final Maturity Date:	April 4, 2028

Public Offering Price:	99.980% of aggregate principal amount, plus accrued and unpaid interest, if any, from March 4, 2025

Benchmark Treasury:	4.250% due February 15, 2028

Benchmark Treasury Price and Yield:	100-17¼; 4.055%

Spread to Benchmark Treasury:	+100 bps

Yield to Maturity:	5.055%

Coupon:	5.050%

Interest Payment Dates:	April 4 and October 4 of each year, commencing on October 4, 2025

Day Count Convention:	30 / 360

Optional Redemption:	Prior to the stated maturity date, make-whole call at T+15 bps

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP / ISIN:	37045X FE1 / US37045XFE13

Terms Applicable to

5.625% Senior Notes due 2032

Aggregate Principal Amount:	$750,000,000

Final Maturity Date:	April 4, 2032

Public Offering Price:	99.929% of aggregate principal amount, plus accrued and unpaid interest, if any, from March 4, 2025

Benchmark Treasury:	4.375% due January 31, 2032

Benchmark Treasury Price and Yield:	101-04; 4.186%

Spread to Benchmark Treasury:	+145 bps

Yield to Maturity:	5.636%

Coupon:	5.625%

Interest Payment Dates:	April 4 and October 4 of each year, commencing on October 4, 2025

Day Count Convention:	30 / 360

Optional Redemption:	Par call on February 4, 2032 (the date that is two months prior to the stated maturity date). Prior to the par call date, make-whole at T+25 bps

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP / ISIN:	37045X FG6 / US37045XFG60

*

Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to the date that is one business day preceding the settlement date will be required, by virtue of the fact that the Notes initially will settle T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes during such period should consult their own advisors.

The Issuer has filed a registration statement (including a preliminary prospectus supplement and an accompanying prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Issuer has filed with the SEC, including the preliminary prospectus supplement, for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and the accompanying prospectus if you request it by contacting: Citigroup Global Markets Inc. at 1-800-831-9146, Deutsche Bank Securities Inc. at 1-800-503-4611, Lloyds Securities Inc. at 1-212-827-3145, RBC Capital Markets, LLC at 1-866-375-6829, Scotia Capital (USA) Inc. at 1-800-372-3930, and SMBC Nikko Securities America, Inc. at 1-212-224-5135.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.